Exhibit 2.4

HOLDBACK AND ESCROW AGREEMENT

This Agreement (this “Agreement”) is dated as of the 9th day of March, 2005 among IMPLANT SCIENCES CORPORATION., a Massachusetts corporation (the “Company”), Majid Ghafghaichi and Vahe Sarkissian (collectively, the “Company Stockholders”), and White & Lee LLP (the “Escrow Agent”):

WITNESSETH:

WHEREAS, the Company and the Company Stockholders have entered into a Stock Purchase Agreement (the “Purchase Agreement”);

WHEREAS, the Company and the Company Stockholders wish the Company to deliver to the Escrow Agent the Escrowed Payment (as hereafter defined) to be held and released by Escrow Agent in accordance with the terms and conditions of this Agreement; and

WHEREAS, the Escrow Agent is willing to serve as escrow agent pursuant to the terms and conditions of this Agreement;

NOW THEREFORE, the parties agree as follows:

ARTICLE I

INTERPRETATION

1.1.                              Definitions.  Whenever used in this Agreement, the following terms shall have the meanings set forth below.

(a)                                  “Agreement” means this Agreement, as amended, modified and/or supplemented from time to time by written agreement among the parties hereto.

(b)                                 “Escrowed Payment” means $500,000 to be held back from the payment of a Secured Promissory Note (the “Note”)  in the amount of $1,650,000 made out by the Company in favor of the Company Stockholders, a form of which is attached hereto as Exhibit A; the amount of the Escrowed Payment shall decrease at the rate of twenty-five percent (25%) every ninety (90) days, commencing on the date hereof and on each ninetieth (90th) day thereafter.

1.2.                              Entire Agreement.  This Agreement constitutes the entire agreement among the parties hereto with respect to the matters contained herein and supersedes all prior agreements, understandings, negotiations and discussions of the parties, whether oral or written.  There are no warranties, representations and other agreements made by the parties in connection with the subject matter hereof except as specifically set forth in this Agreement.

1.3.                              Extended Meanings.  In this Agreement words importing the singular number include the plural and vice versa; words importing the masculine gender include the feminine and neuter genders.  The word “person” includes an individual, body corporate, partnership, trustee or trust or unincorporated association, executor, administrator or legal representative.

1.4.                              Waivers and Amendments.  This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, in each case only by a written instrument signed by all parties hereto, or, in the case of a waiver, by the party waiving compliance.  Except as expressly stated herein, no delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder preclude any other or future exercise of any other right, power or privilege hereunder.

1.5.                              Headings.  The division of this Agreement into articles, sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.6.                              Law Governing this Agreement; Consent to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of State of California without reference to such state’s principles of conflicts of law.  The parties agree that all disputes will be resolved by binding arbitration under the rules of the American Arbitration Association.  The arbitration will be conducted by a single arbitrator mutually acceptable to the parties, to be heard (i) in Boston, Massachusetts if the dispute is raised by the Company Stockholders, or (ii) in San Francisco, California if the dispute is raised by the Company.  All judgments rendered in arbitration will be enforceable in the appropriate federal or state courts located in the jurisdiction in which the arbitration is held.

1.7.                              Construction.  Each party acknowledges that its legal counsel participated in the preparation of this Agreement and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Agreement to favor any party against the other.

ARTICLE II

APPOINTMENT OF AND DELIVERIES TO THE ESCROW AGENT

2.1.                              Appointment.  The Company and the Company Stockholders hereby irrevocably designate and appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent by its execution and delivery of this Agreement hereby accepts such appointment under the terms and conditions set forth herein.

2.2.                              Delivery of Escrowed Payment to Escrow Agent.  From time to time following the date hereof,  the Company Stockholders shall deliver to the Escrow Agent the Escrowed Payment, provided however, that if the amounts outstanding under the Note are more than any Escrowed Payment in effect at such time, no such Escrowed Payment shall be delivered until the amount outstanding under the Note is less than any Escrowed Payment in effect at such time, and upon the occurrence of such event, the amount to be paid over to the Escrow Agent shall be the difference between the Escrowed Payment in effect and the amount outstanding under the Note.

2.3.                              Intention to Create Escrow Over the Escrowed Payment.  The Company Stockholders and the Company intend that the Escrowed Payment shall be held in escrow by the Escrow Agent and released from escrow by the Escrow Agent only in accordance with the terms and conditions of this Agreement.

ARTICLE III

RELEASE OF ESCROW

3.1.                              Release of Escrow.  Subject to the provisions of Section 4.2, the Escrow Agent shall release the Escrowed Payment from escrow as follows:

(a)           Unless the Company shall notify the Escrow Agent in writing otherwise, the Escrow Agent shall disburse the portion of the Escrowed Payment to the Company Stockholders ratably in the amount of the difference between the amount then held in escrow and the Escrowed Payment then in effect,  with the final release of the Escrowed Payment to occur on the first anniversary of the Purchase Agreement; provided, however, such releases of the Escrowed Payment to the Company Stockholders shall immediately cease upon the giving of a Claims Notice (as defined in the Purchase Agreement) by the Company pursuant to Article IX of the Purchase Agreement.

(b)           Promptly following receipt by the Escrow Agent of joint written instructions (“Joint Instructions”) executed by the Company and the Company Stockholders setting forth the payment direction instructions pursuant to the terms set forth in the Purchase Agreement with respect to the Escrowed Payment indicating that such conditions relating to the Escrowed Payment, in whole or in part, as are then applicable have been satisfied and directing that the Escrowed Payment be disbursed by the Escrow Agent in accordance with the Joint Instructions, then the Escrowed Payment shall, in whole or in part, as then applicable, be deemed released from escrow and shall be promptly disbursed in accordance with the Joint Instructions.

(c)                                  Upon receipt by the Escrow Agent of an arbitration ruling pursuant to Section 1.6 above, (an “Order”) relating to the Escrowed Payment, the Escrow Agent shall remit the Escrowed Payment in accordance with the Order.  .

3.2.                              Acknowledgement of Company and Company Stockholders; Disputes.  The Company and the Company Stockholders acknowledge that the only terms and conditions upon which the Escrowed Payment are to be released from escrow are as set forth in Sections 3 and 4 of this Agreement.  The Company and the Company

Stockholders reaffirm their agreement to abide by the terms and conditions of this Agreement with respect to the release of the Escrowed Payment.  Any dispute with respect to the release of the Escrowed Payment shall be resolved pursuant to Section 4.2 or by written agreement between the Company and Company Stockholders.

ARTICLE IV

CONCERNING THE ESCROW AGENT

4.1.                              Duties and Responsibilities of the Escrow Agent.  The Escrow Agent’s duties and responsibilities shall be subject to the following terms and conditions:

(a)                                  The Company Stockholders and the Company acknowledge and agree that the Escrow Agent (i) shall not be required to inquire into whether the Company Stockholders, the Company or any other party is entitled to receipt of all or any portion of the Escrowed Payment; (ii) shall be obligated only for the performance of such duties as are specifically assumed by the Escrow Agent pursuant to this Agreement; (iii) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction, instrument, statement, request or document furnished to it hereunder and believed by the Escrow Agent in good faith to be genuine and to have been signed or presented by the proper person or party, without being required to determine the authenticity or correctness of any fact stated therein or the propriety or validity or the service thereof; (iv) may assume that any person purporting to give notice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so; (v) shall not be responsible for the identity, authority or rights of any person, firm or company executing or delivering or purporting to execute or deliver this Agreement or any funds deposited hereunder or any endorsement thereon or assignment thereof; (vii) shall not be under any duty to give the property held by Escrow Agent hereunder any greater degree of care than Escrow Agent gives its own similar property; and (viii) may consult counsel satisfactory to Escrow Agent, the opinion of such counsel to be full and complete authorization and protection in respect of any action taken, suffered or omitted by Escrow Agent hereunder in good faith and in accordance with the opinion of such counsel.

(b)                                 The Company Stockholders and the Company acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and that the Escrow Agent shall not be liable for any action taken by Escrow Agent in good faith and believed by Escrow Agent to be authorized or within the rights or powers conferred upon Escrow Agent by this Agreement.  The Company Stockholders and the Company hereby, jointly and severally, indemnify and hold harmless the Escrow Agent and any of Escrow Agent’s partners, employees, agents and representatives from and against any and all actions taken or omitted to be taken by Escrow Agent or any of them hereunder and any and all claims, losses, liabilities, costs, damages and expenses suffered and/or incurred by the Escrow Agent arising in any manner whatsoever out of the transactions contemplated by this Agreement and/or any transaction related in any way hereto, including the fees of outside counsel and other costs and expenses of defending itself against any claims, losses, liabilities, costs, damages and expenses arising in any manner whatsoever out the transactions contemplated by this Agreement and/or any transaction related in any way hereto, except for such claims, losses, liabilities, costs, damages and expenses incurred by reason of the Escrow Agent’s gross negligence or willful misconduct.  The Escrow Agent shall owe a duty only to the Company Stockholders and Company under this Agreement and to no other person.

(c)                                  The Company shall reimburse the Escrow Agent for its reasonable out-of-pocket expenses (including counsel fees) incurred in connection with the performance of its duties and responsibilities hereunder, which shall not (subject to Section 4.1(b)) exceed $1,500.

(d)                                 The Escrow Agent may at any time resign as Escrow Agent hereunder by giving five (5) business days prior written notice of resignation to the Company Stockholders and the Company.  Prior to the effective date of resignation as specified in such notice, the Company Stockholders and Company will issue to the Escrow Agent a Joint Instruction authorizing delivery of the Escrowed Payment to a substitute Escrow Agent selected by the Company Stockholders and the Company.  If no successor Escrow Agent is named by the Company Stockholders and the Company, the Escrow Agent may apply to a court of competent jurisdiction in the State of California for appointment of a successor Escrow Agent, and deposit the Escrowed Payment with the clerk of any such court and/or otherwise commence an interpleader or similar action for a determination of where to deposit the same.

(e)                                  The Escrow Agent does not have and will not have any interest in the Escrowed Payment, but is serving only as escrow agent, having only possession thereof.

(f)                                    The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and reasonably believed by it to be authorized hereby or within the rights or powers conferred upon it hereunder, nor for action taken or omitted by it in good faith, and in accordance with advice of counsel, and shall not be liable for any mistake of fact or error of judgment or for any acts or omissions of any kind except to the extent any such liability arose from its own willful misconduct or gross negligence.

(g)                                 This Agreement sets forth exclusively the duties of the Escrow Agent with respect to any and all matters pertinent thereto and no implied duties or obligations shall be read into this Agreement.

(h)                                 The Escrow Agent shall be permitted to act as counsel for the Company Stockholders or the Company, as the case may be, in any dispute as to the disposition of the Escrowed Payment, in any other dispute between the Company Stockholders and the Company, whether or not the Escrow Agent is then holding the Escrowed Payment and continues to act as the Escrow Agent hereunder.

(i)                                     The provisions of this Section 4.1 shall survive the resignation of the Escrow Agent or the termination of this Agreement.

4.2.                              Dispute Resolution; Judgments.  Resolution of disputes arising under this Agreement shall be subject to the following terms and conditions:

(a)                                  If any dispute shall arise with respect to the delivery, ownership, right of possession or disposition of the Escrowed Payment, or if the Escrow Agent shall in good faith be uncertain as to its duties or rights hereunder, the Escrow Agent shall be authorized, without liability to anyone, to (i) refrain from taking any action other than to continue to hold the Escrowed Payment pending receipt of a Joint Instruction from the Company Stockholders and Company, (ii) commence an interpleader or similar action, suit or proceeding for the resolution of any such dispute; and/or (iii) deposit the Escrowed Payment with any court of competent jurisdiction in the State of California, in which event the Escrow Agent shall give written notice thereof to the Company Stockholders and the Company and shall thereupon be relieved and discharged from all further obligations pursuant to this Agreement.  The Escrow Agent may, but shall be under no duty to, institute or defend any legal proceedings which relate to the Escrowed Payment.  The Escrow Agent shall have the right to retain counsel if it becomes involved in any disagreement, dispute or litigation on account of this Agreement or otherwise determines that it is necessary to consult counsel.

(b)                                 The Escrow Agent is hereby expressly authorized to comply with and obey any Order.  In case the Escrow Agent obeys or complies with an Order, the Escrow Agent shall not be liable to the Company Stockholders and Company or to any other person, firm, company or entity by reason of such compliance.

ARTICLE V

GENERAL MATTERS

5.1.                              Termination.  This escrow shall terminate upon disbursement of the Escrowed Payment in accordance with the terms of this Agreement or earlier upon the agreement in writing of the Company Stockholders and Company or resignation of the Escrow Agent in accordance with the terms hereof.

5.2.                              Notices.  All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given one (1) day after being sent by telecopy (with copy delivered by overnight courier, regular or certified mail):

(a)	If to the Company, to:

Implant Sciences Corporation
107 Audubon Road
Wakefield, MA 01880
Telephone: (781) 246-0700
Fax No.: (781) 246-3561
Attention: Dr. Anthony Armini

with a copy to:

Ellenoff Grossman & Schole LLP
370 Lexington Avenue, 19th Floor
New York, New York 10017
Telephone: (212) 370-1300
Fax No.: (212) 370-7889
Attention: Barry I. Grossman, Esq.

(b)	If to the Company Stockholders, to:

Majid Ghafghaichi
13941 Damon Lane
Saratoga, California 95070

Vahe Sarkissian
22000 Rolling Hills Road
Saratoga, California 95070

with a copy to:

White & Lee LLP
545 Middlefield Rd., Suite 250
Menlo Park, CA 94025
Telephone: (650) 470-4001
Fax No.: (650) 470-4099
Attention: Mark Cameron White

(c)	If to the Escrow Agent, to:
White & Lee LLP
545 Middlefield Rd., Suite 250
Menlo Park, CA 94025
Telephone: (650) 470-4001
Fax No.: (650) 470-4099
Attention: Mark Cameron White

or to such other address as any of them shall give to the others by notice made pursuant to this Section 5.2.

5.3.                              Interest.  The Escrowed Payment shall be held in an interest bearing account, with any accrued interest being paid upon final disbursement of the Escrowed Payment.

5.4.                              Assignment; Binding Agreement.  Neither this Agreement nor any right or obligation hereunder shall be assignable by any party without the prior written consent of the other parties hereto.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and assigns.

5.5.                              Invalidity.  In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal, or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

5.6.                              Counterparts/Execution.  This Agreement may be executed in any number of counterparts and by different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same agreement.  This Agreement may be executed by facsimile transmission.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

IMPLANT SCIENCES CORPORATION

By:	/s/ Anthony J. Armini
Name: Anthony J. Armini
Title: Chief Executive Officer and President

COMPANY STOCKHOLDERS

/s/ Majid Ghafghaichi
Majid Ghafghaichi

/s/ Vahe Sarkissian
Vahe Sarkissian

ESCROW AGENT
White & Lee LLP

By:	/s/ Mark Cameron White
Name: Mark Cameron White
Title: Partner

EXHIBIT A